Exhibit 5.1

June 10, 2026

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala, Florida 34473

Re:	Registration Statement on Form S-3 (File No. 333-286319)

Ladies and Gentlemen:

We have acted as counsel to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), in connection with the offering, pursuant to the Securities Purchase Agreement, dated June 9, 2026 (the “Purchase Agreement”), by and between the Company and the investors identified on the signature pages thereto, of 2,554,119 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $0.5189 per share in a registered direct offering The Shares are registered and to be issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-286319), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 1, 2025, as amended on June 27, 2025, and declared effective on July 3, 2025 (the “Registration Statement”). The prospectus included in the Registration Statement, including the documents incorporated by reference therein, is referred to herein as the “Base Prospectus.” The prospectus supplement, dated June 9, 2026, to be filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act is referred to herein as the “Prospectus Supplement.” The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

In connection with this opinion, we have examined the Registration Statement, the Prospectus, the Purchase Agreement, and copies of such agreements, instruments, and documents as we have deemed appropriate to render the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations, and qualifications stated herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided in the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

300 Madison Avenue, 27th Floor New York, New York 10017	www.ThompsonHine.com O: 212.344.5680 F: 212.344.6101